Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: Info@Cheniere.com

Cheniere Energy Chairman to Present at IPAA Oil & Gas Investment Symposium

Houston—April 16, 2004—Cheniere Energy, Inc. (AMEX: LNG) announced today that on Tuesday, April 20, 2004, its Chairman, President & CEO, Charif Souki, will make a presentation on the company at the Independent Petroleum Association Of America’s 2004 Oil & Gas Investment Symposium in New York.

Cheniere’s updated slide presentation may be viewed on the company’s website at www.Cheniere.com under the Slide Show link.

Cheniere Energy, Inc. is a Houston-based developer of liquefied natural gas receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass, LA, and near Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.Cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

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